News Release 170 Dec 11, 2013 Liberty Star Uranium & Metals Corp. LBSR: OTCQB LBVN: Frankfurt http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE

Liberty Star Receives Final Draft ZTEM Report

TUCSON, Ariz.–(Business Wire)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”)(OTCQB: LBSR) is pleased to announce that as of noon Tuesday, December 10, 2013 it has received the final draft ZTEM report from Geotech Ltd. ZTEM electromagnetic measurement data has been carefully analyzed by Geotech’s Chief Geophysicist Jean Legault, P. Geo, P. Eng. Among the report’s findings:

1. There are as many as 10 meaningful targets within the Hay Mountain Project area.
2. Hay Mountain contains a major anomaly centered on the geochem anomaly reported by Liberty Star (NR 127).

From the “Executive Summary” Summary Interpretation Report on a  Helicopter-Borne Z-Axis Tipper Electromagnetic (ZTEM) and Aeromagnetic Geophysical Survey: The Hay Mountain Project Tombstone Mining District, Cochise County, Arizona For: Liberty Star Uranium & Metals Corp.:

“The Hay Mountain Property is mainly underlain by a thick sequence of Paleozoic quartzite, limestone and siltstones, but potentially hosts buried porphyry copper deposits at structural intersections and under basin-fill formations. There is additional potential for polymetallic carbonate-hosted replacement deposits (CRD), as well shallow chalcocite blanket porphyry type deposits and also skarn type porphyry copper deposits. Previous soil and vegetation geochemical surveys have identified a coincident Au-Pb-Cu anomaly and larger Mo-halo in the center of the property. The objective of the ZTEM surveys is to identify favourable magnetic and resistivity signatures related to potentially more deeply buried porphyry copper, CRD/skarn and chalcocite replacement deposits at Hay Mountain. The Magnetic surveys have determined that Hay Mountain hosts a large dominant magnetic high that lies buried below the Paleozoic sediments is centred over the Liberty Star geochemical anomaly and remains open to the south……..As many as ten (10) magnetic anomalies have been defined.”

Company CEO/Chief Geologist Jim Briscoe’s summary: “Geotech’s Chief Geophysicist Jean Legault and I met for more than 12 hours in 3 sessions of 4 hours each over the last 10 days through GoToMeeting, me in Tucson and Legault in Canada, so we could look at the same images at the same time to interpret the ZTEM data. With my geological expertise in the Tombstone area and his geophysical expertise on copper anomalies all over the world we came to the same conclusion that there is substantial evidence that the Hay Mountain area needs to be drilled. While I had 5 targets in mind, the ZTEM report indicated ten. I am pleased that the evidence continues to be mutually reinforcing that we may be looking at a major porphyry copper structure. The next step is drilling. We have a detailed cost analysis and will plot drill sites according to what we are seeing with the ZTEM. Once funding is secured, we will drill ASAP.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements
Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include our exploration plans, that we have 10 meaningful drilling targets, that we have a major anomaly on our property, and that the next step is drilling. Factors which may delay or prevent these forward-looking statements from being realized include:  we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; misinterpretation of data is possible; and we may be unable to continue exploration due to permitting requirements, weather, logistical problems, labor or equipment problems or hazards even if funds are available. Despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Agoracom Investor Relations
lbsr@agoracom.com
http://agoracom.com/ir/libertystar

Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com
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